EXHIBIT 99.1

FOR IMMEDIATE RELEASE

WESTLAND AND SUNCAL ANNOUNCE CLOSING OF MERGER

ALBUQUERQUE, NEW MEXICO – (December 7, 2006) – Westland Development Co., Inc. and SunCal Companies today announced the closing of the merger of Westland with an affiliate of SunCal Companies. As previously announced, Westland’s shareholders had approved the merger at a special shareholders’ meeting on November 6, 2006. As a result of the merger, Westland is now a wholly-owned subsidiary of SunCal Companies.

Pursuant to the merger, Westland’s shareholders will receive $315 per share in cash. In addition, Westland shareholders will soon receive as a special dividend Class A units in Atrisco Oil & Gas LLC, which will hold certain oil, gas and other mineral rights on the Westland property. In connection with the merger, Westland will fund $100 million to the Atrisco Heritage Foundation, a charitable trust to promote and preserve the ancestral and cultural heritage of Westland’s shareholders and the history of the Atrisco Land Grant. The contributions will be made in annual installments of $1.0 million, with the first two $1.0 million installments made upon the completion of the merger.

Additional information about the merger transaction can be found in Westland’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on September 20, 2006.

Westland’s paying agent will be mailing to former Westland shareholders in the next week instructions for sending in their stock certificates in order to receive payment for their shares. Westland shareholders must complete and return the required documentation to Mellon in order to receive payment for their shares.

About Westland

Westland is a land holding and real estate development company that owns undeveloped land on Albuquerque’s west side and other retail business properties in Albuquerque, New Mexico and El Paso, Texas. Westland was formerly called the Town of Atrisco, a community land grant corporation which was the successor to the Spanish land grant called the Atrisco Grant.

About SunCal Companies

SunCal Companies has more than 70 years of experience acquiring, entitling and developing property for sale to leading residential and commercial builders. SunCal specializes in creating distinctive mixed-use and master-planned communities that emphasize quality of life, environmental and cultural sensitivity and recreational opportunities, and currently has more than 70 master-planned communities in various stages of development throughout California, Arizona and Nevada, including Ritter Ranch in Palmdale, California and Copper Canyon in Sparks, Nevada. For more information, please visit www.SunCal.com.

Forward Looking Statements

All forward–looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward–looking statements.